As filed with the Securities and Exchange Commission on June 24, 2026

Registration No. 333-257027

Registration No. 333-265977

Registration No. 333-270968

Registration No. 333-278341

Registration No. 333-286048

Registration No. 333-294786

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-257027

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-265977

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270968

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-278341

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-286048

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-294786

UNDER

THE SECURITIES ACT OF 1933

Centessa Pharmaceuticals plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1612294
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3rd Floor, 1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

+1 (617) 468-5770

(Address of Principal Executive Offices)

CENTESSA PHARMACEUTICALS PLC 2021 SHARE OPTION AND INCENTIVE PLAN

CENTESSA PHARMACEUTICALS PLC 2021 EMPLOYEE SHARE PURCHASE PLAN

(Full title of the plans)

Kristina M. Wright

Centessa Pharmaceuticals plc

Lilly Corporate Center

Indianapolis, Indiana 46285

(317) 276-2000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Sharon Freiman, P.C. Tamar Donikyan Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Telephone: (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) filed by Centessa Pharmaceuticals plc, a public limited company incorporated under the laws of England and Wales (the “Company”), remove from registration all ordinary shares, nominal value £0.002 per share, of the Company (the “Ordinary Shares”) previously registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Ordinary Shares:

•

Registration No.  333-257027, filed on June 11, 2021, registering an aggregate of 20,052,920 Ordinary Shares, consisting of 19,192,920 Ordinary Shares under the Centessa Pharmaceuticals plc 2021 Share Option and Incentive Plan (the “2021 Plan”) and 860,000 Ordinary Shares under the Centessa Pharmaceuticals plc 2021 Employee Share Purchase Plan (the “2021 ESPP”);

•

Registration No.  333-265977, filed on July 1, 2022, registering an aggregate of 5,399,293 Ordinary Shares, consisting of 4,499,411 additional Ordinary Shares under the 2021 Plan and 899,882 additional Ordinary Shares under the 2021 ESPP;

•

Registration No.  333-270968, filed on March 30, 2023, registering an aggregate of 5,690,602 Ordinary Shares, consisting of 4,742,169 additional Ordinary Shares under the 2021 Plan and 948,433 additional Ordinary Shares under the 2021 ESPP;

•

Registration No.  333-278341, filed on March 28, 2024, registering an aggregate of 4,938,841 Ordinary Shares, consisting of 4,938,741 additional Ordinary Shares under the 2021 Plan and 100 additional Ordinary Shares under the 2021 ESPP;

•

Registration No.  333-286048, filed on March 24, 2025, registering an aggregate of 6,631,679 Ordinary Shares, consisting of 6,631,579 additional Ordinary Shares under the 2021 Plan and 100 additional Ordinary Shares under the 2021 ESPP;

•

Registration No.  333-294786, filed on March 31, 2026, registering an aggregate of 7,461,503 Ordinary Shares, consisting of 7,461,403 additional Ordinary Shares under the 2021 Plan and 100 additional Ordinary Shares under the 2021 ESPP.

On June 24, 2026, the Company, Eli Lilly and Company (“Lilly”) and LDH XV Corporation, a wholly owned subsidiary of Lilly (“Purchaser”), completed the transactions contemplated by that certain transaction agreement, dated March 31, 2026, by and among the Company, Lilly and Purchaser (the “Transaction Agreement”). Pursuant to a court-sanctioned scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (the “Scheme of Arrangement”), Purchaser acquired the entire issued and outstanding ordinary share capital of the Company (the “Acquisition”) and the Company became a wholly owned subsidiary of Lilly.

The Acquisition was conditioned on, among other things, the sanction of the Scheme of Arrangement by the High Court of Justice of England and Wales (the “Court”) and the delivery of the order of the Court sanctioning the Scheme of Arrangement (the “Court Order”) to the Registrar of Companies in England and Wales (the “Registrar”). On June 22, 2026, the Court sanctioned the Scheme of Arrangement. On June 24, 2026, the Court Order was delivered to the Registrar, at which time the Scheme of Arrangement became effective.

As a result of the Acquisition, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby amends each of the Registration Statements and removes from registration any and all plan interests and any and all securities of the Company registered for issuance under the Registration Statements that remain unsold as of the date hereof, and hereby terminates the effectiveness of the Registration Statements. This filing is made in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the relevant offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana, on June 24, 2026.

CENTESSA PHARMACEUTICALS PLC

By:	/s/ Kristina M. Wright
Name: Kristina M. Wright
Title: Director

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.